Exhibit 99.1

January 9, 2009

Franklin Financial announces 1st Quarter dividend

The Board of Directors of Franklin Financial Services Corporation declared a $.27 per share regular cash dividend for the first quarter of 2009. This compares to a $.26 per share regular cash dividend for the first quarter of 2008, representing a 3.8% increase.

The regular quarterly cash dividend will be paid on February 27, 2009 to shareholders of record at the close of business on February 6, 2009.

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of over $880 million. Its wholly-owned subsidiary, F&M Trust Company, has twenty-five community banking offices located throughout Cumberland, Franklin, Fulton, and Huntingdon Counties, Pennsylvania. Franklin Financial stock is traded on the over-the-counter market under the symbol FRAF.